EXHIBIT 99.1

For Immediate Release

PROS Appoints Tom Dziersk as
Executive Vice President, Worldwide Sales

HOUSTON, Oct. 6, 2017 - PROS® (NYSE: PRO), a cloud software company powering the shift to modern commerce, today expanded its sales leadership team with the appointment of Thomas F. Dziersk as Executive Vice President, Worldwide Sales effective October 9, 2017. In this newly created role, Dziersk will lead PROS global sales teams and sales operations, reporting directly to President and CEO Andres Reiner.

An accomplished sales and business leader, Dziersk brings to PROS more than 30 years of consistent success leading a variety of publicly traded and private enterprise software companies. He most recently served as President of the Americas for NICE, Inc., a provider of cloud solutions, where he was responsible for covering the core businesses for North, South and Central Americas.

Dziersk previously served as Executive Vice President of Worldwide Sales and Marketing for JDA, Inc., an on-premise and cloud-based supply chain planning and execution software. He also served as Senior Vice President of the Americas. Under his leadership, Dziersk successfully drove significant growth and scale.

“As we continue to expand the global footprint for our cloud-based solutions, we identified Tom Dziersk as a leader who brings tremendous experience in accelerating sales growth by building and growing enterprise software sales teams,” said Reiner. “Tom has been recognized on many occasion for his customer-centric selling approach and creating great value for customers. He will add even greater depth to our leadership team, and we welcome him to PROS.”

“PROS vision for growth and its extraordinary corporate culture combined with its commitment to innovation and customer success were all important elements in my decision to join the company,” said Dziersk. “PROS leadership team is impressive. I look forward to helping scale the sales organization, driving new growth and delivering even greater value for our customers around the world with our modern commerce solutions for pricing, selling and revenue management.”

Dziersk earned a B.A. in Economics from the University of Michigan.

To learn more about PROS, visit www.pros.com or follow PROS on Twitter at @PROS_Inc.

About PROS
PROS Holdings, Inc. (NYSE: PRO) is a cloud software company powering the shift to modern commerce by helping companies create personalized and frictionless buying experiences for their customers. Fueled by dynamic pricing science and machine learning, PROS solutions make it possible for companies to price, configure and sell their products and services in an omnichannel environment with speed, precision and consistency. Our customers, who are leaders in their markets, benefit from decades of data science expertise infused into our industry solutions. To learn more, visit pros.com.

Forward-looking Statements
This press release contains forward-looking statements, including statements about the functionality and benefits of modern commerce software to organizations generally. Additional information relating to the uncertainty affecting the PROS business is contained in PROS filings with the Securities and Exchange Commission. These forward-looking statements represent PROS expectations as of the date of this press release. Subsequent events may cause these expectations to change, and PROS disclaims any obligations to update or alter these forward-looking statements in the future whether as a result of new information, future events or otherwise.

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Media Contact:
Yvonne Donaldson
ydonaldson@pros.com
713.335.5310